Exhibit 99.1


                                  PRESS RELEASE


For more information:

Sweetheart Cup Company Inc.
The Fonda Group, Inc.
Hans H. Heinsen
Chief Financial Officer
410-902-3080


SWEETHEART CUP COMPANY INC. COMMENCES A SOLICITATION OF CONSENTS FROM THE HOLDERS OF ITS 10-1/2% SENIOR SUBORDINATED NOTES DUE 2003 TO THE MERGER OF SWEETHEART AND FONDA AND AN AMENDMENT TO THE SWEETHEART INDENTURE.

Owings Mills, MD, February 14, 2002 -- Dennis Mehiel, Chairman and Chief Executive Officer of Sweetheart Cup Company Inc. ("Sweetheart") and The Fonda Group, Inc. ("Fonda"), announced today that Sweetheart is soliciting the consent of holders of Sweetheart's $110,000,000 of 10-1/2% Senior Subordinated Notes due 2003 (the "Notes") to (i) the merger of Fonda with and into Sweetheart, including a waiver of any Default or Event of Default under the Indenture governing the Notes (the "Indenture") resulting from the merger (the "Merger") and (ii) an amendment to the definition of "Change of Control" in the Sweetheart Indenture to substitute Dennis Mehiel, Sweetheart's Chairman and Chief Executive Officer, for American Industrial Partners Capital Fund, L.P., and to make certain conforming changes (the "Amendment").

Sweetheart is offering to pay $5.00 for each $1,000 in principal amount of Notes (the "Consent Fee") to holders of the Notes who have properly furnished, and not revoked, their consent on or prior to the expiration date of the consent solicitation and to increase the annual interest rate on the Notes from 10-1/2% to 12% for all holders of the Notes, provided certain conditions to the consent solicitation are satisfied. Once these conditions are satisfied, the Notes will begin to accrue interest at 12% per annum as of March 1, 2002. The consent solicitation will expire at 5:00 p.m., New York City time, on February 28, 2002, unless terminated or extended by Sweetheart. Registered holders of Notes as of 5:00 p.m., New York City time, on February 13, 2002 are entitled to execute and deliver a consent to the Merger and the Amendment.

The consent to the Merger and the Amendment requires the consent of the holders of not less than a majority in aggregate principal amount of the Notes outstanding as of February 13, 2002. Holders of Notes who do not consent to the Merger and the Amendment on a timely basis will not be eligible to receive the Consent Fee even though the consent to the Merger and the Amendment, if adopted upon receipt of the requisite consent, will be binding on them.

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Dennis Mehiel states "I believe that the merger of Sweetheart and Fonda will enable the combined company to further increase consumer sales by taking advantage of Sweetheart's product offering and Fonda's customer base. Moreover, we expect that the combined company's operations will benefit from certain anticipated cost savings."

In connection with the Merger, Sweetheart intends to enter into a new $235 million revolving credit facility with Bank of America, N.A., as agent, which would replace Sweetheart's and Fonda's existing domestic revolving credit and term loan facilities.

Bear, Stearns & Co. Inc. is acting as solicitation agent for the consent solicitation. Questions concerning the consent solicitation may be directed to Bear, Stearns & Co. Inc., Global Liability Management Group, at (877) 696-2327 (toll free).

D.F. King & Co., Inc. is acting as information agent in connection with the consent solicitation. Holders may obtain information relating to the consent solicitation by contacting D.F. King & Co., Inc. at (800) 431-9642.

Sweetheart is one of the largest producers of disposable foodservice products in North America. It sells paper, plastic and foam foodservice and food packaging products, consisting primarily of cups, lids, plates, bowls, napkins and containers. Fonda is a national manufacturer of disposable foodservice products in both the institutional and consumer markets.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SELL ANY SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFERING OR SALE WOULD BE UNLAWFUL.